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                                                                  Exhibit 99.02

Media Contact:  Camilla L. Collova       Investor Contact:  Warren Posey
                V.P. & Director                             Assistant Treasurer
                Corporate Relations                         (717) 396-2216
                (717) 396-2169

                Tom Daly/David Kronfeld
                Kekst and Company
                (212) 521-4800


ARMSTRONG WORLD INDUSTRIES, INC. FILES COMPLAINT AGAINST SOMMER ALLIBERT, S.A.
                        IN UNITED STATES DISTRICT COURT


     LANCASTER, PA., June 9, 1997--Armstrong World Industries, Inc. (NYSE: ACK) announced today that it has filed a ten count complaint in the United States District Court for the Eastern District of Pennsylvania against Sommer Allibert, S.A., a French corporation that is also the controlling shareholder of Domco Inc., a Canadian corporation (MSE:DOC; TSE:DOC). Earlier today, Armstrong announced its intention to commence an all cash offer to purchase all of the outstanding shares of Domco at CDN$23.00 per share.

     In its complaint, Armstrong seeks a preliminary and permanent injunction to enjoin Sommer Allibert from merging its floor covering business, including Domco, with Tarkett A.G., a corporation organized under the laws of Germany, which also competes with Armstrong in the floor covering business. The proposed merger was announced on May 28, 1997.


     Armstrong's complaint alleges that Sommer Allibert fraudulently induced Armstrong to provide confidential information to Sommer Allibert during the course of negotiations between Armstrong and Sommer Allibert concerning a proposed acquisition of Sommer Allibert's world-wide floor covering business by Armstrong for US$775 million (FF4.5 billion). The complaint further alleges that Sommer Allibert (and other as-yet unnamed co-conspirators), contrary to the express provisions of a confidentiality agreement entered into between it and Armstrong, used certain confidential information provided by Armstrong, including information concerning Armstrong's proposed cash acquisition of Sommer Allibert's floor covering business, to fashion the Sommer Allibert/Tarkett combination. Sommer Allibert's actions, according to the complaint, are in breach not only of the confidentiality agreement, but also of Sommer Allibert's obligation to deal and negotiate in good faith.


     In addition to asking the Court to enjoin Sommer Allibert from entering into an agreement with Tarkett, Armstrong also seeks to enjoin Sommer Allibert from continuing to misuse Armstrong's confidential information. The complaint also seeks compensatory, exemplary and punitive damages.


     Armstrong is a global manufacturer and marketer of interior furnishings, including floor coverings and ceilings systems, with sales of $2.156 billion in 1996.